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Exhibit 10.10

AMENDMENT #3 TO LEASE AGREEMENT

        WHEREAS, UNITED STATES PROFESSIONAL TENNIS ASSOCIATION, hereinafter called "Landlord," and GLOBAL GEOPHYSICAL SERVICES, INC., hereinafter called "Tenant," entered into a Lease Agreement dated the 4th day of November, 2004 for approximately 4,500 square feet of rentable area located in the 3535 Briarpark Office Building, 3535 Briarpark, Suite 200, Houston, Texas, said Lease Agreement commencing November 5, 2004 and expiring February 28, 2005; and,

        WHEREAS, on February 17, 2005 that lease agreement was amended in a First Amendment to Lease Agreement for the purpose of extending the Lease Agreement through July 31, 2005, and on June 28, 2005 in a Second Amendment to Lease Agreement expanding the premises by 2,461 rsf and extending the Lease to January 31, 2006; and,

        NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, Landlord and Tenant agree to further amend said Lease Agreement, as follows:

  1.
  Lease Extension: Landlord and Tenant hereby agree to extend the expiration date for Suites 200 and 201 to December 31, 2006.

  2.
  Suite 250, which Tenant subleases from Semgroup, LP, has a lease expiration date of July 14, 2006. Upon the lease expiration, Landlord will extend the lease term under the same terms and conditions as the primary lease for Lease for Suite 200.

  3.
  Lease Expansion: Effective February 1, 2006, Tenant will lease Suite 245 consisting of 1,645 square feet with an annual rental rate as shown below.

  4.
  Base Rent:
Dates	Suite	Sq. Ft.	Rate	Monthly	Total
2/1/06 to 12/31/06	200	6,012	$10.80	$5,410.80	$59,518.80
2/1/06 to 12/31/06	201	2,461	$10.80	$2,214.90	$24,363.90
7/15/06 to 12/31/06	250	2,938	$10.80	$2,644.20	$14,543.10
2/1/06 to 12/31/06	245	1,645	$10.80	$1,480.50	$16,285.50

Totals		13,056			$114,711.30

  5.
  Marketing the Space to Prospective Tenants: Ninety (90) days prior to the lease expiration, Landlord will be allowed to show the suites to prospective tenants after giving advance notification and with the approval of tenant.

  6.
  Month-to-Month Tenancies: Tenant shall provide Landlord with not less than sixty (60) days written notice of its desire to extend the term for three (3) consecutive thirty (30) day periods under the same rental terms in paragraph 5 Base Rent above. Tenant will notify Landlord in writing thirty (30) days in advance for each thirty day extension needed.

  7.
  Exhibits: Attached hereto and made a part hereof are Exhibit "A"—Building Rules and Regulations, and Exhibit "B"—Parking Agreement.

        EXCEPT as hereby amended, Landlord and Tenant do hereby ratify and affirm the terms, conditions and covenants of said Lease Agreement and Amendments.

  Dated this the            day of                        , 2006.

LANDLORD:	TENANT:
UNITED STATES PROFESSIONAL TENNIS ASSOCIATION	GLOBAL GEOPHYSICAL SERVICES, INC.
By:	By:
Title:	Title:

EXHIBIT "A"

RULES AND REGULATIONS

1.
All Tenants shall refer all contractor's representatives and installation technicians who are to perform any work within the building to Landlord for Landlord's supervision, approval and control before the performance of any such work. This provision shall apply to all work performed in the building including, but not limited to, installations of telephones, telegraph equipment, electrical devices and attachments, and any and all installations of every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment and any other physical portion of the building. Tenant shall not mark, paint, drill into, or in any way deface any part of the building or the Leased Premises. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of the Landlord.

2.
The work of the janitorial or cleaning personnel shall not be hindered by Tenant after 5:30 P.M. The windows, doors and fixtures may be cleaned at any time. Tenant shall provide waste and rubbish receptacles necessary to prevent unreasonable hardship to Landlord in discharging its obligations regarding cleaning services.

3.
Movement in or out of the building of furniture or office equipment, or dispatch or receipt by Tenant of any heavy equipment, bulky material or merchandise which requires use of elevators or stairways, or movement through the building entrance or lobbies shall be restricted to such hours as Landlord shall designate. Although Landlord or its personnel may participate in or assist in the supervision of such movement, Tenant assumes responsibility for all risks as to damage to articles moved and injury to persons or property engaged in such movement, including equipment, property and personnel of Landlord if damages or injured as a result of acts in connection with carrying out this service for Tenant, from the time of entering the property to completion of work. Landlord shall not be liable for the acts of any person engaged in, or any damage or loss to any of said property or persons resulting from any act in connection with such service performed for Tenant.

4.
Tenant shall not place, install or operate on the Leased Premises or in any part of the building any engine, refrigerating heating or air conditioning apparatus, stove or machinery, or conduct mechanical operations or cook thereon or therein or place or use in or about the Leased Premises any explosive, gasoline, kerosene, oil, acids, caustics or any other inflammable, explosives, hazardous or odorous material without the prior written consent of Landlord. No portion of the Leased Premises shall at any time be used for cooking, sleeping or lodging quarters. (Excluding microwave oven and refrigerator.)

5.
Tenant shall not make or permit any loud or improper noises in the building or otherwise interfere in any way with other Tenants or persons having business with them.

6.
Landlord will not be responsible for any lost or stolen personal property, equipment, money or jewelry from the Leased Premises or public areas, regardless of whether such loss occurs when the area is locked against entry or not.

7.
Tenant, or the employees, agents, servants, visitors or licenses of Tenant, shall not, at any time or place, leave or discard any rubbish, paper, articles or objects of any kind whatsoever outside the doors of the Leased Premises or in the corridors or passageways of the building or parking areas. No birds, animals, bicycles or vehicles shall be brought into or kept in or about the building.

8.
No additional lock or locks shall be placed by Tenant on any door in the building unless written consent of Landlord shall have first been obtained. Keys will be furnished by Landlord for the Leased Premises, and any additional keys required must be obtained from Landlord. A reasonable charge will be made for each additional key furnished. All keys shall be surrendered to Landlord upon termination of tenancy.

9.
None of the entries, passages, doors, hallways, or stairways in the building shall be blocked or obstructed. Such areas shall not be used at any time except for access or egress by Tenant, Tenant's agents, employees, visitors and invitees, approved assignees and subtenants, and Landlord's agents, employees or invitees.

10.
Landlord shall have the right to determine and prescribe the weight and proper position of any unusually heavy equipment, including safes, large files, etc., that are to be placed in the building, and only those which in the exclusive judgment of the Landlord will not do damage to the floors, structure and/or the elevator may be moved into the building. Any damage, occasioned in connection with the moving or installing of such aforementioned articles in the building or the existence of same in the building shall be paid for by Tenant.

11.
All Christmas and other temporary or special decorations must be flame retardant.

12.
Passenger elevators shall be available to handle scheduled deliveries from 9:00 A.M. to 11:00 A.M. and 2:00 P.M. to 3:30 P.M. weekdays. Parcel Post, express freight, or merchant's deliveries can be made anytime within these hours. No furniture or freight shall be handled outside the above hours, except by previous arrangement with the Building Manager. Advance notice of arriving or departing shipments will enable the Building Management to give better assistance.

13.
Central heating, ventilating, and air conditioning ("HVAC") in the Premises in season between the hours (the "Building Hours") of 7:00 a.m. to 6:00 p.m. Monday through Friday, and 8:00 a.m. to 1:00 p.m., Saturday, exclusive of holidays observed by national banks in the city where the Property is located.

14.
HOLIDAYS: The following days shall constitute "Holidays" as said term is used in this Lease:

  A. New Year's Day
  B. Memorial Day
  C. Independence Day
  D. Labor Day
  E. Thanksgiving Day
  F. Friday following Thanksgiving Day
  G. Christmas Day

If one of the above days falls on a Sunday, the Holiday will be observed on the following Monday.

15.
Names to be placed on or removed from the directory board in the lobby of the building should be furnished to the Building Manager in writing on Tenant's letterhead.

16.
Any additional services as are routinely provided to Tenant, not required by the Lease to be performed by Landlord, which Tenant requests Landlord to perform, and which are performed by Landlord, shall be billed to Tenant at Landlord's cost plus 15%.

17.
All doors leading from public corridors to the Leased Premises are to be kept closed when not in use.

18.
Canvassing, soliciting or peddling in the building is prohibited and Tenant shall cooperate to prevent same.

19.
Tenant shall give immediate notice to the office of the building in case of accidents in the Leased Premises or in the building or of defects therein or in any fixtures or equipment, or any known emergency in the building.

20.
The requirements of Tenant will be attended to upon application from the buildings Management Company or at the office of the building, as the case may be. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of the building.

21.
Tenant shall place or have placed solid pads under all rolling chairs such as may be used at desks or tables. Any damages caused to carpet by not having same shall be repaired or replaced at the expense of the Tenant.

22.
Tenant, or the employees, agents, servants, or licensees of Tenant, shall abide by any rules and regulations established for the parking areas.

A.
Cars must be parked entirely within the stall painted lines.
B.
All directional signs and arrows must be observed.
C.
The speed limit shall be 5 miles per hour.
D.
Parking is prohibited in: areas not striped for parking; in aisles; where "no parking" signs are posted; in cross hatched areas; designated reserved parking spaces; and in such other areas as may be designated by Landlord or Landlord's agents.
E.
Every parker is required to park and lock his/her own car. Landlord is not responsible for damage to cars or persons.

23.
Landlord reserves the right to rescind any of these Rules and Regulations of the building and to make such other and further reasonable rules and regulations as in its judgment shall from time to time be needful for the operation, protection, care and cleanliness of the building, the Leased Premises and the parking area. New or amended rules and regulations, when made and written notice thereof is given to Tenant, shall be binding upon Tenant in like manner of originally herein prescribed.

24.
No Smoking Policy: A No Smoking Policy is in effect in the Building. Smoking is prohibited in all areas of the Building, including the common areas, restrooms, lobbies, elevators and the Leased Premises. Tenant agrees that Tenant and Tenant's employees, agents and invitees will not smoke in the Building or within twenty-five feet of any entrance into the building.

EXHIBIT "B"

PARKING AGREEMENT

1.
Tenant is authorized to park (a) 34 vehicles in the general surface parking area designated by Landlord in the parking areas on the Property (the "Facilities"), and (b) 2 vehicles in the covered reserved parking area designated by Landlord in the Facilities. Landlord will issue a parking sticker and/or card for each vehicle of Tenant authorized to be parked in the Facilities, or Landlord will provide a reasonable alternate means to identify authorized vehicles. Landlord may designate the area of the Facilities within which each authorized vehicle may be parked, and Landlord may change such designations from time to time.

2.
As part of each Monthly Rent Installment payable under this Lease, Tenant must pay Landlord a "Monthly Parking Charge" equal to the sum of (a) $ 0.00 per month (plus any applicable sales tax) times the number of vehicles authorized to be parked in the general parking area of the Facilities, plus (b) $25.00 per month (plus any applicable sales tax) times the number of vehicles authorized to be parked in the reserved parking area of the Facilities. Two (2) covered reserved space shall be free of charge for the term of the lease.

3.
If parking in the Facilities cannot be provided for the full number of vehicles authorized in this Agreement owing to fire or other casualty, condemnation or sale in lieu thereof, or any other cause beyond the reasonable control of Landlord, this Lease will continue without abatement of Rent.

4.
Landlord or the operator of the Facilities may make, modify, and enforce reasonable rules relating to the parking of vehicles in the Facilities. Tenant must abide by such rules and exercise reasonable efforts to cause its employees, agents, contractors, customers, and visitors to abide by such rules.

5.
Landlord may alter the size of the Facilities, restripe parking spaces in the Facilities, and designate or assign parking spaces in the Facilities or elsewhere on the Property for visitor parking, reserved parking, or other purposes.

QuickLinks

  Exhibit 10.10
EXHIBIT "A" RULES AND REGULATIONS
EXHIBIT "B" PARKING AGREEMENT